Exhibit 10.64




                              OPERATOR TO OPERATOR

                          SATELLITE SERVICES AGREEMENT

                                    BETWEEN

                      DBS INDUSTRIES, INC., NEWSTAR LTD.,

                                      AND

                             IRIDIUM SATELLITE LLC

                                TABLE OF CONTENTS


1.   Definitions...............................................................3

2.   Usage of Iridium Capacity.................................................4

3.   Load Curtailment Service..................................................4

4.   Additional Services and Common Solutions..................................6

5.   Service Pricing...........................................................7

6.   Service Standards and Ongoing support.....................................8

7.   Profit-sharing and Exclusivity Period for Load Curtailment Service........8

8.   Term......................................................................9

9.   Confidentiality..........................................................10

10.  Joint Marketing, Publicity, and Trademarks...............................10

11.  Indemnification and Limit of Liability...................................10

12.  Miscellaneous............................................................11

THIS AGREEMENT is made and entered into as of May 24, 2001 by and between Iridium Satellite , LLC, a Delaware limited liability company having a principal place of business at 44330 Woodridge Parkway, Leesburg VA 20176 ("Iridium") and DBS Industries, Inc., a Delaware corporation having a principal place of business at 100 Shoreline Highway, Suite 190A, Mill Valley, CA 94941 ("DBSI") and Newstar Ltd., a Bermuda subsidiary corporation of DBSI (together, "DBSI").


WHEREAS,

     Iridium is a satellite communications system operator and the beneficial owner of a Non-geostationary Mobile Satellite Service license above 1 ghz issued by the Federal Communications Commission of the United States (" FCC"), that uses the international satellite L-band for primarily real-time telephony; and

     DBSI, by and through DBSI's subsidiary E-SAT, Inc., is a satellite operator and the holder of a Non-Voice, Non-geostationary Mobile Satellite Service license below 1 ghz issued by the Federal Communications Commission of the United States (" FCC"), that uses the international satellite VHF band for store-and-forward data applications in short messaging services (SMS) targeted to the energy industry; and

     DBSI has identified a potential business application to address the electricity crisis in California, and other parts of the United States, and other potential applications that cannot currently be deployed via E-SAT. The initial application may utilize Iridium satellite capacity, capability and services in the provision of load management and load curtailment services. DBSI and Iridium intend to perform these applications using DBSI and Iridium technology; and

Now, therefore, the parties agree as follows:

1.   Definitions

1.1 "Iridium System" means the telecommunications system operated by Iridium. As of the date of this Agreement, this system includes a U.S. satellite network and operations center, approximately 66 operational low- earth-orbiting spacecraft, as well as terrestrial ground and support infrastructure. For purposes of this Agreement, the Iridium System includes future replacements, enhancements and additions, both terrestrial- and space-based.

1.2   "Load   Curtailment   Service"   means   direct    telecommunications   to
electric-utilizing devices to turn on and off air conditioning units for the purpose of reducing electricity usage using the Iridium System.

1.3 "Additional Services" are defined in Paragraph 4.1 of this Agreement.

1.4  "Services"  mean  both  the Load  Curtailment  Service  and any  Additional
Services.

2.   Usage of Iridium Capacity

2.1 Iridium agrees to make capacity on the Iridium System available to DBSI for usage in Services. The initial capacity is estimated in the Schedule attached as Attachment A at approximately 5000 telephone numbers and 15,000 calls per day. Iridium will make available capacity at the service pricing detailed in Section 5 sufficient to meet DBSI's business requirements beyond the requirements listed in Attachment A, provided that DBSI gives Iridium sufficient notice of any increase greater than 100% of those requirements, and provided that Iridium has unallocated capacity available that in its reasonable judgment could provide the required service.

2.2 With respect to Iridium's reserving 5000 model 9500 telephones for DBSI hereunder, should DBSI purchase less than 2500 of these telephones during 2001, then DBSI agrees that the remaining phones will be freed up for use by other clients.

3.   Load Curtailment Service

3.1 During 2001, it is projected that DBSI will provide Load Curtailment Service. This will utilize the Iridium telephone unit (model 9500), located on the roof of approximately 5000 building sites throughout California (see Figure
I). These Iridium phones will be used to initiate a control signal to interrupt the thermostat control system of air conditioning units to reduce electric load during peak usage periods (estimated at 12-8 pm weekdays). The cumulative reduction in electrical load could approximate 1100 megawatts. The Iridium network would be utilized to place a currently expected average of 3 satellite connections to each building, once per day, beginning during the summer months of 2001. See Attachment A for projected rollout schedule as of the date of this Agreement.

3.2 It is projected that this utilization of the Iridium System in this Load Curtailment Service will not require the use of the public switched network to reach the Iridium network. Both parties project that, provided that DBSI develops the interface technology and software, service could be offered within 60 days of commencement of Iridium pre-service engineering support. Iridium makes no representation that the Load Curtailment Service will operate as contemplated to curtail and manage energy load.

3.3 Performance by DBSI and Iridium will be subject to applicable laws and any required permits , including any Section 214 authorization that may be required of DBSI by the Federal Communications Commission.

                                    FIGURE I.


The follow diagram provides an overview of the intended key system elements, which are further detailed by number following the diagram:


                    [FLOW CHART OF LOAD CURTAILMENT PROGRAM]



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(1) Load  Curtailment I/F and radio: The radio set for the initial 5000 units is
Iridium Satellite Series Motorola Model 9500 unit and will be supplied through Iridium. The warranty for each unit is provided by Motorola per Attachment B. The load curtailment mechanisms and all aspects of the interface will be proprietary to and the responsibility of DBSI.

(2) Iridium satellite, earth station, network operations center, and call detail records: All satellite and network operations (including any foreground intellectual property developed by Iridium as a result of the activities hereunder) are proprietary to and the responsibility of Iridium. Initial service will be provided by the Iridium U.S. gateway earth station in Tempe, Arizona. Call detail records will be transmitted daily on weekdays via Telnet to the DBSI application CPU.

(3) DBSI application CPU: This computer including all database information and application software will be proprietary to and the responsibility of DBSI. If mutually agreed, the computer may be co-located and maintained in Iridium's operations center in Tempe, Arizona under terms to be agreed upon.

(4) Load aggregator and billing:  This service includes billing and collections,
load   aggregation  and   curtailment,   and  customer   service,   and  is  the
responsibility of DBSI.

4.   Additional Services and Common Solutions

4.1 "Additional Services" are any applications and services other than the Load Curtailment Service provided by DBSI which utilize the Iridium system. Such services will be available at the service pricing detailed in Section 5. The parties intend to, but have no obligation to, explore potential synergies between Iridium's real-time system and international satellite L-Band radio frequencies, and DBSI's store-and-forward system and international satellite VHF Band radio frequencies. Such services, may involve cost and service improvements to the mutual benefits of both parties, e.g., utilization of the page/control channel system for SMS. There is no obligation on the part of either party to engage in engineering development efforts other than for Load Curtailment Services.

4.2 If the parties agree that such implementations require development or engineering work by Iridium and Iridium agrees to provide such work, the parties will utilize a formal Statement of Work document which shall be signed by both parties and serve as an amendment to this Agreement. Should Iridium desire to charge DBSI for engineering support, Iridium will supply DBSI with a written estimated budget in advance, and DBSI will reimburse Iridium for its mutually agreed expenses in such budget including an up to 25% contingency of such budget.

5.   Service Pricing

5.1  Service and support pricing elements follow for the Services:

     5.1.1Pre-service engineering support: Equipment and subcontractor expenses at cost to Iridium. Iridium internal expenses on time and materials basis. Total cost not to exceed budget mutually agreed prior to support start plus an up to 25% contingency of such budget. In order to meet the service standards set forth in Section 6.1, this may require additional data modems which would be included in such at DBSI expense.

     5.1.2Airtime and subscriber and handset fees for Load  Curtailment  Service
          -

          a) For the Load Curtailment Service during the Exclusivity Period under Section 7 below, * per minute and $*/month/in service unit);

          b) Calls to test Services and to verify appropriate installation for individual phones strictly for the purpose of implementing and verifying services will be at no charge.

          c) Per unit handset cost (Model 9500 set for the Load Curtailment Service) - then current wholesale rates, which as of the date of this agreement are $*/unit

     5.1.3Airtime and subscriber and handset fees for Additional Services and for the Load Curtailment Service on termination of the Exclusivity Period under Section 7-

          a) Iridium's normal wholesale charges for airtime and monthly subscriber fees (which as of the date of this Agreement are $* per minute and $*/month in service/unit); and

          b) Calls to test Services and to verify appropriate installation for individual phones strictly for the purpose of implementing and verifying services will be at no charge.

          c)   Per unit handset cost - then current * rates

5.2 All amounts owed hereunder will be due and payable within 30 days of the date the invoice is received, except that handset shall be paid on notice of ready to ship. In the event payment is based upon accomplishment of pre-defined milestones, written evidence supporting achievement of each milestone shall be submitted along with the corresponding invoice.

[* Confidential portion has been omitted and filed separately with the Commission.]

6.   Service Standards and Ongoing support

6.1  Iridium shall maintain a service standard to be met of:

     o Availability of a real-time satellite network with at least one operational satellite in view over the operating service territory (for the Load Curtailment Service this is California) 24 hours a day, 7 days a week.

     o At least P.01 traffic blockage, i.e., a maximum average of 1 blocked call per 100 attempts

     o Up to 5000 calls completed within 30 minutes, assuming sufficient circuits as mutually agreed prior to commencement of service

     Iridium shall report monthly on this performance.

6.2  Ongoing support will be as mutually agreed.

7.   Profit-sharing and Exclusivity Period for Load Curtailment Service

7.1 As compensation for the services provided by Iridium during the Exclusivity Period (as defined in Paragraph 7.4 below), DBSI will pay to Iridium * percent (*%) of the "Profits," as defined herein, realized by DBSI resulting from the provision of Load Curtailment Service using the Iridium System. "Profits" means all revenue received by DBSI (either during or after the Exclusivity Period) attributable to providing Load Curtailment Service using the Iridium System during the Exclusivity Period, including any revenues from the standby availability of the system during the Exclusivity Period, less "third-party expenses." Revenues and expenses attributable to service development and installation and purchase of phones and other equipment (for example, revenues for engineering/development/installation work) are not included in the Profits calculation. "Third-party expenses" means (i) payments to Iridium for pre-service engineering support under Section 5.1.1 above and airtime charges and subscriber fees under Section 5.1.2(a) above, (ii) payments to customers in connection with the Load Curtailment Service, and (iii) other ordinary and necessary expenses paid to nonaffiliated third parties. "Third-party expenses" specifically excludes DBSI internal overhead, salaries, profit or similar charges, as well as capital expenditures and depreciation, amortization, and other noncash charges. Payments to Iridium will be made on a monthly basis within 60 days of receipt of revenue, and third-party expenses will be determined on an accrual basis. If third-party expenses have to be estimated, DBSI will disclose the basis for the estimate and any reconciliation thereof will be provided within 60 days of when the applicable estimated amounts are determined.



[* Confidential portion has been omitted and filed separately with the Commission.]

7.2 In the event Iridium desires independent verification of these Profits, Iridium may, no more than once in any twelve-month period, require at its own expense to have DBSI's then current independent certified public accountant(s) audit the DBSI's revenue and expenses for the relevant period and report the results to all parties hereto. This shall be Iridium's exclusive auditing right under this Agreement.

7.3 During the Exclusivity Period, Iridium itself will not in the United States directly offer, or support third parties in the development of, Load Curtailment Services. On its part, DBSI will not utilize any other real-time satellite system in the United States for such applications.

7.4 This Section 7 has a term that may be less than the term of the Agreement. The term of this Section 7 shall be referred to as the "Exclusivity Period".The initial term of the Exclusivity Period will be twelve (12) months (subject to adjustment by Iridium under Paragraph 7.5 below) and will thereafter continue until terminated by either party on sixty (60) days notice. For the three year period following termination of the Exclusivity Period of this Section and any renewal thereof, DBSI will continue to pay to Iridium profit-sharing from usage of the Load Curtailment Service by customers using the service at the time of such termination. Profit-sharing percentages will not be * percent and instead will be as follows -

     o    First 12 months following termination: * percent

     o    Next 12 months: * percent

     o    Next 12 months: * percent

     o    Thereafter: *

7.5 Iridium may adjust the initial term of the Exclusivity Period as follows:

     7.5.1If DBSI has not placed at least 100 phones in service by November 24, 2001, then Iridium can terminate the Exclusivity Period effective November 24, 2001 by delivering notice of same to DBSI no later than December 24, 2001.

     7.5.2Iridium may in its sole discretion extend the initial term of the Exclusivity Period from twelve to eighteen months by delivering written notice of same to DBSI no later than May 24, 2002.

8. Term

8.1 The term of this Agreement (other than the Exclusivity Period in Section 7) is seven years and will continue thereafter unless and until terminated by either party on one hundred and eighty (180) days advance notice.


[* Confidential portion has been omitted and filed separately with the Commission.]

8.2 If DBSI utilizes, in all Services, less than 5000 calls in any 12 month period, then either party may terminate on one hundred and eighty (180) days notice delivered within thirty (30) days of the end of the 12 month period.

8.3 This Agreement and the performance of work hereunder may also be terminated for cause by either Party if the other Party breaches any service standard or other material covenant or representation in this Agreement, which breach remains uncured for a period of time equal to thirty (30) days following receipt of written notice of such breach from the non-breaching Party. However, if the breaching Party has reasonably notified the non-breaching Party during the thirty day period that such breach is not curable using reasonable efforts within the thirty day period, then such period shall be extended an additional sixty days provide that the breaching Party has commenced and continues to diligently proceed with the cure.

8.4 Effective on the date of termination, each party shall return to the other all confidential materials. Existing customer relationships on termination belong to DBSI except as otherwise mutually agreed in writing, for 12 months after termination.

9.   Confidentiality

9.1 The existing February 27, 2001 Joint Non-Disclosure Agreement between the parties (the "NDA") has a term of two years under Section 7 of the NDA. The term is hereby extended for the duration of this Agreement and any extensions or renewals thereof.

10.     Joint Marketing, Publicity, and Trademarks

10.1 Both parties will cooperate in the coordinated release of information to the public describing the services offered hereunder. In such regard, each party will bear its own costs. Neither party shall make a release to the news media or to the general public identifying the other party without its prior written approval.

10.2 DBSI recognizes Iridium's worldwide ownership of the trademark and trade name, "Iridium", and Iridium recognizes DBSI's worldwide ownership of the trademarks and trade names, "NewStar", "DBS Industries, Inc.", and "E-Sat". Each party permits the other to use its trademarks and trade names in marketing literature and materials, press releases, advertisements, and press contacts provided that advance written approval is obtained.

10.3 Written approval as required by this Section may be via email.

11.  Indemnification and Limit of Liability

11.1 Each party (the "Indemnifying Party") agrees to indemnify, defend and hold the other party, their affiliates, predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, and legal representatives (an "Indemnitee") harmless from and against, any loss, liability, damage or expense (including reasonable attorney's fees and costs) to third parties which any Indemnitee may suffer, sustain or become subject to the extent arising from negligent or unauthorized act by the Indemnifying Party, or its Affiliates, their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, and legal representatives relating to the services provided under this Agreement. Neither party's officers, directors, employees, shareholders, or members shall have any liability under this Agreement.

11.2 Each party shall  perform  their  respective  services  with that degree of
skill  and  judgment  normally  exercised  by  recognized   satellite  operators
performing services of a similar nature.

11.3 There are no implied or other standards of performance, guarantees or warranties which extend beyond those expressly stated in this Agreement. In no event shall either party be liable for any incidental, special, contingent, or consequential damages including lost profits. Iridium's sole responsibility is to provide the satellite services, and Iridium has no responsibility or liability with respect to the installation or operation of the Load Curtailment Service. In no event will Iridium be liable for damages in excess of the payments made to Iridium under this Agreement.

12.  Miscellaneous

12.1 Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein. This Agreement may be amended only in a writing signed by both parties.

12.2 Survival of Warranties. The warranties, representations, and covenants of each party, jointly and severally, contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

12.3 No Further Relationships. This Agreement shall not constitute a formal business organization of any kind, including but not limited to an exclusive agency, a joint venture, pooling arrangement, or partnership.

12.4 Assignment; Successors and Assigns. No rights or obligations of, or services to be rendered under this Agreement shall be assigned, transferred or subcontracted to any third party without the prior written consent of the other, which consent shall not be unreasonably withheld; and any attempted assignment without this consent will be void. Provided however, that this Agreement and any rights and obligations hereunder may be assigned, transferred or subcontracted by one party (the "Assigning Party") without approval of the other party in the context of a merger, consolidation, adjustment, recapitalization, reorganization or other similar capital or financial transaction. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of each party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.5 Notices. Any notice required or permitted to be given hereunder shall be in writing (which may not be email unless specifically permitted) and shall be deemed duly given when received by delivery in person, by facsimile or by an overnight courier service, or three days after deposit in the U.S. Mail, certified with postage prepaid, addressed as follows:

            [The remainder of this page is intentionally left blank.]

        To Iridium:

        Iridium Satellite LLC
        44330 Woodridge Parkway
        Leesburg VA 20176
        Attn: Chief Executive Officer and General Counsel


        To DBSI:

        DBS Industries, Inc.
        100 Shoreline Highway, Ste. 190A
        Mill Valley, CA 94941
        Attn: President and General Counsel
        Phone 415.380.8055  Fax 415.380.8199


or to such other addresses as a party may designate by five (5) days prior written notice to the other party.

12.6 Waiver. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

12.7 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

12.8 Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of default or breach by any party to this Agreement are cumulative and shall not affect in any manner any other remedies that any other party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

12.9 Disagreements. Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Washington, DC. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

12.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

12.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year set forth above.

        IRIDIUM SATELLITE, LLC


        By:  /s/  Gino Picasso
             ----------------------------------------------------
               Gino Picasso
               CEO & President


        DBS INDUSTRIES, INC.



        By: /s/  Fred Thompson
               Fred Thompson
               CEO & President